Exhibit 5.1

[Form of Opinion of Osler, Hoskin & Harcourt LLP]

[Osler, Hoskin & Harcourt LLP Letterhead]

[●], 2026

The Bank of Nova Scotia

40 Temperance Street

Toronto, ON M5H 0B4

Dear Sirs/Mesdames:

Re: The Bank of Nova Scotia—Form F-4 Registration Statement

We have acted as Canadian counsel to The Bank of Nova Scotia (“BNS”), a Canadian bank chartered under the Bank Act (Canada), in connection with the Registration Statement on Form F-4 (Registration No. 333-[●]) (the “Registration Statement”) filed by BNS with the U.S. Securities and Exchange Commission under the U.S. Securities Act of 1933, as amended, relating to the proposed issuance of up to 2,000,000 common shares of BNS (the “BNS Common Shares”) in connection with the merger (the “Merger”) contemplated by the Agreement and Plan of Merger dated as of May 28, 2026 (the “Merger Agreement”) by and among BNS, Cypress Merger Sub, Inc. (the “Merger Sub”), Maple Financial Holdings, Inc. (“Maple”) and Anthony B. Davis.

Upon the consummation of the Merger, and as more fully described in the Registration Statement, at the effective time of the Merger (the “Effective Time”), each share of voting common stock, US$0.01 par value, of Maple (the “Maple Voting Common Stock”), non-voting common stock, US$0.01 par value, of Maple (the “Maple Non-Voting Common Stock” and, together with the Maple Voting Common Stock, the “Maple Common Stock”) and Series A Nonvoting Convertible Preferred Stock, US$0.01 par value, of Maple (the “Maple Preferred Stock”), in each case, issued and outstanding immediately prior to the Effective Time, except for Dissenting Shares (as defined in the Merger Agreement) and shares of Maple Common Stock or Maple Preferred Stock owned by Maple or BNS (in each case other than shares of Maple Common Stock and Maple Preferred Stock held in trust accounts, managed accounts, mutual funds and the like, or otherwise held in a fiduciary or agency capacity, in each case, that are beneficially owned by third parties or held, directly or indirectly, by Maple or BNS in respect of debts previously contracted), shall be converted into the right to receive a number of BNS Common Shares (such shares, the “Per Share Merger Consideration”) equal to the quotient, rounded to the nearest one-thousandth, of the Per Share Consideration Amount (as defined in the Merger Agreement) divided by the average of the daily volume-weighted average trading price per share of BNS Common Shares for the ten day period in which both the Canadian and U.S. markets are open for trading ending on the last such day immediately preceding the Closing Date (as defined in the Merger Agreement), calculated using both Canadian and U.S. volumes during normal market hours and assuming, for each trading day, the Bank of Canada daily Canada/U.S. exchange rate for the Canadian calculations (the “Closing Price”). In lieu of the issuance of any fractional share, BNS shall pay to each former holder of Maple

Common Stock and Maple Preferred Stock who otherwise would be entitled to receive such fractional share an amount in cash (rounded to the nearest cent) determined by multiplying the Closing Price by the fraction of a share (after taking into account all shares of Maple Common Stock and Maple Preferred Stock held by such holder immediately prior to the Effective Time and rounded to the nearest one-thousandth when expressed in decimal form) of BNS Common Shares which such holder would otherwise be entitled to receive. The Merger Sub will merge with and into Maple, with Maple surviving (the “Resulting Entity”). The Resulting Entity will issue to BNS an agreed number of shares of the Resulting Entity in exchange for, and in consideration of, BNS delivering the Per Share Merger Consideration to each person entitled thereto pursuant to the Merger Agreement.

We have examined the Registration Statement and the Merger Agreement, which has been filed with the U.S. Securities and Exchange Commission as an exhibit to the Registration Statement. We have also examined such public and corporate records, certificates and other documents and conducted such other examinations as we have considered necessary or relevant for the purposes of this opinion.

In giving this opinion, we have assumed the legal capacity of all individuals, the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity to authentic original documents of all documents submitted to us as certified, conformed, photostatic, facsimile or electronic copies.

In expressing this opinion, we have relied upon a certified copy of the resolutions of the board of directors of BNS dated May 26, 2026.

On the basis of the foregoing, we are of the opinion that when the BNS Common Shares shall have been issued in accordance with the terms of the Merger Agreement, including the receipt by BNS of the consideration therefor and the receipt of the required approval under the Bank Act (Canada) related to such consideration, the BNS Common Shares will be validly issued, fully paid and non-assessable.

We express no opinion herein as to any laws or any matters governed by any laws other than the laws of the Province of Ontario and the federal laws of Canada applicable therein.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of this firm’s name under the caption “Validity of BNS Common Shares” in the Prospectus forming a part of the Registration Statement.

Yours very truly,